                                                                  Exhibit (h)(1)

                            MASTER SERVICES AGREEMENT

         AGREEMENT made this 1st day of March, 2003, between BISYS FUND SERVICES OHIO, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and Levco Series Trust (the "TrustTrust") a Delaware business trust, with its principal place of business at One Rockefeller Plaza, New York, NY 10016.

         WHEREAS, the Trust desires that BISYS perform administrative, fund accounting and transfer agent services for the investment portfolio of the Trust listed on Schedule A hereto (the "Fund"), as well as such additional investment portfolios as hereafter may be established from time to time by the Trust (collectively with the Fund, the "Funds") and;

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the Trust and BISYS hereby agree as follows:

         1.       Retention of BISYS

         The Trust hereby retains BISYS to act as transfer agent, fund accountant and administrator of the Trust, and to furnish the Trust with administrative, fund accounting and transfer agent services set forth in Sections 2(a) through (c) below. BISYS and the Trust hereby agree that BISYS will perform the services upon the terms set forth in this Agreement.

         BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or Fund in any way, and shall not be deemed an agent of the Trust or any Funds.

         2.       Services

                  (a) Transfer Agency Services. BISYS shall perform for the Trust the transfer agency services set forth in Schedule B hereto. BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as the parties mutually agree, for which the Trust will pay BISYS the amounts agreed upon between them.

                  (b) Fund Accounting Services. BISYS shall perform for the Trust the fund accounting services described in Schedule C hereto. BISYS shall also perform such special accounting services, and furnish such reports, for the Trust and the Funds to the extent agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

                                                                  Exhibit (h)(1)

                  (c) Administrative Services. BISYS shall perform the administrative services described in Schedule D, and, on behalf of the Trust, shall investigate, assist in the selection of and conduct, relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust's operations. BISYS shall provide the Board of Trustees of the Trust (the "Board") with such reports regarding investment performance as it may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. BISYS shall perform such other administrative services for the Trust and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

         BISYS shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Board meetings) for handling the affairs of the Trust and Funds and such other services as BISYS shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, BISYS shall make reports to the Board concerning the performance of its obligations hereunder.

         Except as explicitly set forth herein, BISYS shall only perform additional services as are provided on an amendment to the relevant Schedule, in consideration of such fees as the parties hereto agree.

         BISYS may utilize agents in its performance of services and, with prior notice to the Trust, appoint in writing other parties qualified to perform specific transfer agency, administration or fund accounting services reasonably acceptable to the Trust (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Agent.

         3.       Allocation of Charges and Expenses.

         BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust and Trustees of the Trust who are affiliated persons of BISYS or any affiliated entity of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Trust retained by the Board to perform services on behalf of the Trust.

                                                                  Exhibit (h)(1)

         The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliate of BISYS (fees for other "interested Trustees" may be paid by parties other than the Trust), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

         4.       Fees and Expenses

                  (a) The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule E. Fees for any additional services to be provided by BISYS pursuant to an amendment to any of Schedules B, C or D shall be subject to mutual agreement at the time such amendment is proposed.

                  (b) In addition to paying BISYS the fees described in Schedule E, the Trust agrees to reimburse BISYS for all of its out-of-pocket expenses reasonably incurred in providing services hereunder, including:

                           (i) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with the Trust or the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

                           (ii) The cost of microfilm or microfiche of records or other electronic storage of Trust records and other materials;

                           (iii) All freight and other delivery and bonding charges incurred in delivering materials to and from the Trust;

                           (iv)     Check and payment processing fees;

                           (v)      Fulfillment;

                           (vi)     IRA custody and other related fees;

                           (vii)    NSCC and related costs;

                           (viii)   Sales taxes;

                           (ix)     Costs of tax forms;

                           (x)      Costs of all shareholder correspondence; and

                                                                  Exhibit (h)(1)

                           (xi) Any expenses incurred at the written direction of an officer of the Trust; provided however, that such officer is not an officer or employee of BISYS or its affiliates.

                  (c) In addition, BISYS shall be entitled to receive the following miscellaneous fees and charges:

                           (i) Ad hoc reporting fees billed at an agreed upon rate;

                           (ii) Fees for pricing information used in connection with pricing the securities and other investments of the Funds;

                           (iii) A fee for managing and overseeing the report, print and mail functions performed by BISYS using third-party vendors;

                           (iv) A fee for managing and overseeing the report, print and mail functions performed by BISYS' third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder; and

                           (v) Fees associated with providing the AML Services, as defined in Section 23;

                           (vi) System development fees, billed at the rate of $150 per hour, as approved by the Trust, and all systems-related expenses, as agreed upon in advance, associated with the provision of special reports and services;

                           (vii) Fees for development of custom interfaces, billed at a mutually agreed upon rate; and

                           (viii) Expenses associated with the tracking of "as-of" trades, billed at the rate of $50 per hour, as approved by the Trust.

         All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

         5.       Effective Date

         This Agreement shall become effective as of the date first written above (the "Effective Date").

                                                                  Exhibit (h)(1)

         6.       Term

         This Agreement shall continue in effect for a period of two (2) years, until June 30, 2005 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a written notice of nonrenewal at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.

         For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

         Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and expenses provided in the
Section 3 and 4 of this Agreement, the amount of all of BISYS's cash disbursements in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

         If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties or (iii) "cause" for termination of BISYS hereunder, BISYS's services are terminated hereunder, BISYS is replaced as transfer agent fund accountant or administrator, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Agent appointed as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during the lesser of
(x) the next twelve (12) months, or (y) the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average

                                                                  Exhibit (h)(1)

assets, number of shareholder accounts and corresponding fees that had been payable to BISYS monthly (for up to twelve (12) months) prior to the date that services terminate, BISYS is replaced or a third party is added.

         In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services consistent with this Agreement, including the number of accounts subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

         The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

         7.       Standard of Care; Uncontrollable Events; Limitation of
                  Liability

         BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

         BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

                                                                  Exhibit (h)(1)

         BISYS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         8.       Legal Advice

         BISYS may apply to the Trust at any time for instructions and may consult with counsel for the Trust and with accountants and other experts with respect to any matter arising in connection with BISYS's duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS's responsibilities and duties pursuant to this Agreement. After so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust unless relating to a matter involving BISYS's willful misfeasance, bad faith, negligence or reckless disregard of BISYS's responsibilities and duties hereunder, and BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

         9.       Instructions / Certain Procedures, etc.

         BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of actual notice thereof from the Trust.

         Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a

                                                                  Exhibit (h)(1)

certificate signed by an officer of the Trust or any other person authorized by the Board or by the shareholder or shareholder's agent, as the case may be.

         As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Trust relating to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

         The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may reasonably assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS or its affiliates) does not conflict with or violate any requirements of the Trust's Articles of Incorporation, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

         The Trust acknowledges receipt of a copy of BISYS's policy related to the acceptance of trades for prior day processing (the "BISYS As-of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion, but will endeavor to provide notice to the Trust of such amendment.Trust BISYS may apply the BISYS As-of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

         The Trust acknowledges and agrees that deviations from BISYS's written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program (as defined in Section 19), BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an officer or employee of BISYS or its affiliates) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Trust's AML Program shall be authorized by the Trust's AML Compliance Officer (as defined in Section 16). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

         10.      Indemnification

                                                                  Exhibit (h)(1)

         The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") directly and proximately arising out of or in any way relating to BISYS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests pertaining to Services hereunder, that are given or made to BISYS by the Trust, or the investment adviser, or other authorized agents of the Trust with which BISYS must interface in providing Services; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

         BISYS shall indemnify, defend, and hold the Trust, and its directors, officers, agents and nominees harmless from and against any Losses resulting directly and proximately from BISYS's willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnified party shall not effect any settlement without the consent of the indemnifying party unless such settlement imposes no liability, responsibility or other obligation upon the indemnifying party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any

                                                                  Exhibit (h)(1)

counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         11.      Record Retention and Confidentiality

         BISYS shall keep and maintain on behalf of the Trust all books and records which are customary or which BISYS is required to keep and maintain in connection with its services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times.

         BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 11 are subject to the provisions of Section 23.

         12.      Reports

         BISYS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed pursuant to this Agreement, or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after a reasonable examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         13.      Rights of Ownership

         All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data

                                                                  Exhibit (h)(1)

shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         14.      Return of Records

         BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         15.      Bank Accounts

         BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are acceptable to the Trust, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Trust shall be deemed to be the customer of such Bank or Banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         16.      Representations and Warranties of the Trust

         The Trust represents and warrants to BISYS that:

                  (a) It is a Trust duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

                  (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

                  (c) It has been in compliance in all material respects with all laws and regulations applicable to its business and operations;

                  (d) This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

                                                                  Exhibit (h)(1)

                  (e) As of the opening of business on the Effective Date of this Agreement each Fund has authorized the number of shares set forth on Schedule F and has registered an indefinite number of shares with the SEC.

                  (f) By virtue of its Charter, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury.

         The Trust also represents and warrants that (i) the Trust has adopted the written AML Program that has been submitted to BISYS pursuant to Section 19, and has appointed an officer of the Trust as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"), (ii) the AML Program and the designation of the AML Officer have been approved by the Board, (iii) the delegation of certain services thereunder to BISYS, as provided in Section 23, has been approved by the Board, and (d) the Trust will submit any material amendments to the AML Program to BISYS for BISYS' review and consent prior to adoption in accordance with Section 21.

         17.      Representations and Warranties of BISYS

         BISYS represents and warrants to the Trust that:

                  (a) It is a Trust duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

                  (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

                  (c) It has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement;

                  (d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

                  (e) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency,

                                                                  Exhibit (h)(1)

                           reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

         18.      Insurance

         BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

         19.      Information to be Furnished by the Trust and Funds

         The Trust has furnished to BISYS the following, as amended and current as of the Effective Date:

                  (a) A copy of the Charter of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

                  (b) A copy of the Trust's Bylaws and any amendments thereto;

                  (c) A copy of the resolutions of the Board regarding (A) approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and (B) authorization of BISYS to act as Transfer Agent for the Trust.

                  (d) A certified list of all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided

                                                                  Exhibit (h)(1)

                           herein to the contrary) shall be authorized to instruct BISYS in all matters.

                  (e) Two copies of the following (if such documents are employed by the Trust):

                           (i) Prospectuses and Statement of Additional Information;

                           (ii)     Distribution Agreement; and

                           (iii) All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

                  (f) A certificate as to shares of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

                  (g) A copy of the Trust's written AML Program, including any related Policies and Procedures.

                  (h) A copy of the Fund DCP, as defined in Item 22 of Schedule D.

         20.      Information Furnished by BISYS

         BISYS has furnished to the Trust evidence of the following:

                  (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                  (b) Authorization of BISYS to act as Transfer Agent, Fund Accountant and Administrator for the Trust; and

                  (c)      The current BISYS "As-of" Trading Policy.

                  (d) The current version of BISYS written polices and procedures with respect to its provision on AML Services (as defined in Section 23 below).

         Upon request, BISYS shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds ("BISYS Policies"), and any material amendments thereto, to the Trust.

         21.      Amendments to Documents

         The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 19 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust, or the

                                                                  Exhibit (h)(1)

AML Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes, which approval shall not be withheld unreasonably. BISYS shall furnish the Trust with written copies of any amendments to, or changes in, any of the items referred to in this Section 21.

         22.      Reliance on Amendments

         BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 19 and 21 of this Agreement and, subject to the provisions of Section 7 hereof, the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 hereof, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Trust first obtains BISYS's written consent to and approval of such amendments or changes.

         23.      Compliance with Laws

         Except for information which is the obligation of BISYS set forth in
Section 11 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

         The Trust acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

         The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 6 of Schedule B (the "AML Services") with respect to the shareholder accounts maintained by BISYS pursuant to this Agreement and BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust's AML Program. In connection therewith, BISYS

                                                                  Exhibit (h)(1)

agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under
Section 5318 of the Bank Secrecy Act. BISYS's obligations under this delegation shall be subject to Sections 19 and 21, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent.

         The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

         In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and
(ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

         As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as contemplated under the release concerning the interim final rule of the Department of the Treasury, 31 CFR 103, effective April 24, 2002 (the "Interim Final Rule") and the performance by the Trust of the risk-based evaluation of entities holding such accounts, as contemplated under the release pertaining to the Interim Final Rule. The foregoing reference to the Interim Final Rule shall be deemed to include laws and regulations adopted subsequent to the Interim Final Rule, if and to the extent consistent therewith.

         24.      Notices

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to Levco Series Trust One Rockefeller Plaza, New York, NY 10016; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         25.      Assignment

                                                                  Exhibit (h)(1)

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS's right to appoint a Sub-Agent pursuant to Section 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         26.      Governing Law

         This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

27.      Activities of BISYS

         The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise

         28.      Privacy

         Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

         29.      Miscellaneous

                  (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

                  (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements

                                                                  Exhibit (h)(1)

                           bearing upon the subject matter covered herein, including, without limitation, the Prior Agreements.

                  (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                  (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                    * * * * *

                                                                  Exhibit (h)(1)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                    Levco Series Trust

                                    By:

                                    Name:

                                    Title:

                                    BISYS FUND SERVICES OHIO, INC.

                                    By:

                                    Name:

                                    Title:

                                                                  Exhibit (h)(1)

                                   SCHEDULE A

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                             AND LEVCO SERIES TRUST

                                      FUNDS

Levco Equity Value Fund

                                                                  Exhibit (h)(1)

                                   SCHEDULE B

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                             AND LEVCO SERIES TRUST

                            TRANSFER AGENCY SERVICES

1.       Shareholder Transactions

         (a)      Process shareholder purchase and redemption orders.

         (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

         (d)      Issue periodic statements for shareholders.

         (e)      Process transfers and exchanges.

         (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.       Shareholder Information Services

         (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         (b) Produce detailed history of transactions through duplicate or special order statements upon request.

         (c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.       Compliance Reporting

         (a) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

         (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         (c)      Issue tax withholding reports to the Internal Revenue Service.

                                                                  Exhibit (h)(1)

4.       Dealer/Load Processing (if applicable)

         (a) Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         (b) Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

         (c) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

         (d) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       Shareholder Account Maintenance

         (a) Maintain all shareholder records for each account in the Trust.

         (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         (c)      Record shareholder account information changes.

         (d)      Maintain account documentation files for each shareholder.

6.       Anti-Money Laundering Services

         (a)      Verify shareholder identity upon opening new accounts.

         (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

         (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

         (d) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

         (e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or
                  (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

                                                                  Exhibit (h)(1)

TRANSFER AGENCY REPORTS

1.       Daily Shareholder Activity Journal

2.       Daily Fund Activity Summary Report

         (a)      Beginning Balance

         (b)      Transactions

         (c)      Shareholder Transactions

         (d)      Reinvested Dividends

         (e)      Exchanges

         (f)      Adjustments

         (g)      Ending Balance

3.       Daily Wire and Check Registers

4.       Monthly Dealer Processing Reports

5.       Monthly Dividend Reports

6.       Sales Data Reports for Blue Sky Registration

7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8. Such special reports and additional information that the parties may agree upon, from time to time.

         In addition to the forgoing, following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

1.       performed good order review for all new and reregistered accounts;

2.       performed acceptance review for all monetary instruments received;

3. administered signature guarantee policy in accordance with prospectus requirements;

4. administered escrow hold policy in accordance with prospectus requirements;

5.       verified customer address changes;

                                                                  Exhibit (h)(1)

6. verified customer identification for all new accounts and all name changes on existing accounts;

7. monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of Form 8300 reports during the period. The Fund does not accept cash or currency;

8. monitored all accounts for suspicious activity resulting in the filing of [x] Form SAR reports during the period;

9. reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of accounts during the period;

10. created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

11. maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services.

         The following will be provided in such report if the Trust falls under the related USA PATRIOT Act provisions:

1. performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

2. performed required due diligence on any new correspondent accounts opened during the period.

                                                                  Exhibit (h)(1)

                                   SCHEDULE C

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                             AND LEVCO SERIES TRUST

                            FUND ACCOUNTING SERVICES

(a) BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the 1940 Act:

         1. Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

         2. General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

         3.       Separate ledger accounts required by subsection (b)(2)(ii) and
                  (iii) of the Rule; and

         4. A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

(b) In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

         1. Calculate the net asset value per share utilizing prices obtained from the sources described in subsection (b) (2) below;

         2. Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board;

         3. Verify and reconcile with the Funds' custodian all daily trade activity;

         4. Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

         5. Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                                                                  Exhibit (h)(1)

         6. Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

         7. Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

         8. Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

         9. Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

         10.      Post Fund transactions to appropriate categories;

         11. Accrue expenses of each Fund according to instructions received from the Trust's Administrator, and submit changes to accruals and expense items to authorized officers of the Trust (who are not BISYS employees) for review and approval;

         12. Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

         13. Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

         14. Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(c) BISYS shall also perform the following additional accounting services for each Fund:

         1. Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:

                  (a)      Unaudited Statement of Assets and Liabilities,

                  (b)      Unaudited Statement of Operations,

                  (c)      Unaudited Statement of Changes in Net Assets, and

                  (d)      Unaudited Condensed Financial Information

         2.       Provide accounting information for the following:

                  (a) federal and state income tax returns and federal excise tax returns;

                  (b) the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR and the N-CSR;

                  (c) the Trust's annual and semi-annual shareholder reports and quarterly Board meetings;

                                                                  Exhibit (h)(1)

                  (d) registration statements on Form N-1A and other filings relating to the registration of shares;

                  (e) the Administrator's monitoring of the Trust's status as a regulated investment Trust under Subchapter M of the Internal Revenue Code, as amended;

                  (f)      annual audit by the Trust's auditors; and

                  (g)      examinations performed by the SEC.

                                   SCHEDULE D

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                             AND LEVCO SERIES TRUST

                             ADMINISTRATIVE SERVICES

1. Calculate contractual Trust expenses and control all disbursements for the Trust, subject to review and approval of an authorized officer of the Trust (who is not a BISYS employee), including administration of director compensation on behalf of the Trust, and as appropriate;

2.       Provide information and assistance to counsel to the Trust in preparing
         (i) the annual update to the Trust's registration statement on Form N-1A, (ii) other amendments to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto, and file any of the foregoing with the Securities and Exchange Commission (the "SEC") upon the request of the Trust or counsel to the Trust;

3. Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Trust ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

4. Coordinate and prepare, with the assistance and approval of the Funds' investment adviser and officers, drafts of communications to shareholders of

                                                                  Exhibit (h)(1)

         record of the Funds ("Shareholders"), including the annual report to Shareholders; prepare drafts of the certified semi-annual report for each Fund; and file the final certified versions thereof on Form N-CSR and file all required notices pursuant to Rule 24f-2;

5. Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;.

6. Administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

7. Supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

8.       Calculate performance data of the Funds for dissemination to up to six
         (6) information services covering the investment Trust industry;

9. Coordinate and supervise the preparation and filing of the Trust's tax returns;

10. Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders;

11. Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

12. Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to BISYS' services hereunder, upon designation as such by the Board [with the understanding and expectation that, subject to Item 22 of this Schedule and the BISYS Policies referred to therein, an employee of BISYS shall serve as the Chief Financial Officer of the Trust and in that capacity provide certifications required by Sections 302 and 906 of the Sarbanes Oxley Act on behalf of the Trust];

13. Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Board;

14. Monitor and advise the Trust and its Funds on their regulated investment Trust status under the Internal Revenue Code of 1986, as amended;

15. Perform required additional administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust's or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement as agreed between the parties;

                                                                  Exhibit (h)(1)

16. Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, Declaration of Trust Trust or Certificate of Incorporation and By-Laws;

17. Assist in developing compliance procedures for each Fund, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements, as are determinable based upon the Fund's accounting records;

18. Monitor services provided under Shareholder Service Plans adopted by the Board and financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); coordinate the services to be rendered by Shareholder Service Agents pursuant to Shareholder Service Agreements under Shareholder Service Plans, and review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Trust's execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

19. Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto; assisting the Trust in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Trust in response to such routine or non-routine regulatory matter;

20. Assist the Trust in preparing for and conducting Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by the Trust and its counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials pertaining to the responsibilities of BISYS, (iv) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (v) attending Board meetings and recording the minutes, and (vi) performing such other Board meeting functions as agreed by the parties; and

21. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust and BISYS shall determine desirable.

22. [To be included if BISYS charges for certifying officer, etc.:]To assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), BISYS

                                                                  Exhibit (h)(1)

         will internally establish and maintain controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Trust and included in financial information certified by Trust officers ("Certifying Officers") on Form N-CSR ("Reports") is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and corresponding disclosure controls and procedures of the Funds ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

         If requested by Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS' services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by BISYS, and as to BISYS internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Trust Reports, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all other service providers to the Trust (other than BISYS and its affiliates) and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Trust's investment adviser(s) and custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

         The Trust shall assist and cooperate with BISYS (and shall cause its officers, investment advisers and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Trust's Form N-CSR, including Trust financial statements, so that BISYS may submit a draft Report to the Trust's Disclosure Controls and Procedures Committee ("Fund DCP Committee") at least 10 days prior to the date the relevant Report is to be filed The relevant Certifying Officers and the Chief Legal Officer of the Fund shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee. At the request of the Trust or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications and SAS-70 reports on internal controls, and in preparing summaries of issues raised in such documents.

         The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without

                                                                  Exhibit (h)(1)

         limitation of the foregoing, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Trust's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same hereunder), (b) evaluation of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws

         Subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), BISYS shall make a BISYS employee available to the Trust to serve, upon designation as such by the Board, as the Chief Financial Officer of the Trust or under such other title to perform similar functions. The parties acknowledge that as of the date hereof, the BISYS Policies have not yet been submitted to the Trust for review. The BISYS Policies shall be consistent with the intentions of the parties and the more specific terms herein governing the service of any BISYS employee as Certifying Officer(s) or Chief Legal Officer of the Trust (an "Employee/Executive Officer"). The service rendered by BISYS under the first sentence of this paragraph is limited to providing an Employee/Executive Officer who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as an Employee/Executive Officer, in BISYS' reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations.

         The obligation of BISYS to provide an employee to serve in such capacity is also subject to, and conditioned upon, the following:

         The Fund DCPs shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

         The Trust shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer and Chief Legal Officer (if any) and such other individuals as may be necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Trust Reports (or other information from which such information is derived), including the investment

                                                                  Exhibit (h)(1)

         adviser and custodian (each, a "Service Provider"). In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by Service Providers.

         The Fund DCP Committee shall (i) meet within 10 days before the filing date of each Report to review the accuracy and completeness of the relevant Report and (ii) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by Item 9 of Form N-CSR. In conducting its review and evaluations, the Fund DCP Committee shall:

         (i) establish a schedule to ensure that all required disclosures in Form N-CSR, including the financial statements, for the Trust are identified and prepared in a timeframe sufficient to allow review;

         (ii) review SAS 70 Reports pertaining to Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the Service Provider. In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the Service Provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the bring-down certification;

         (iii) consider whether there are any significant deficiencies in the design or operation of the Fund DCPs that could adversely affect a Trust's ability to record, process, summarize, and report financial data, and in the event that any such deficiencies are identified, disclose them to the Trust's Certifying Officers, the Trust's audit committee and its auditors;

         (iv) consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers and Chief Legal Officer (collectively, the "Executive Officers"), so that the Executive Officers may inform the Trust's audit committee and its auditors; and

         (v) determine whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the most recent evaluation of internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses, and if there were any, take all steps necessary so that such changes and corrective actions are reflected in the Report.

         The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board of Trustees shall contain mandatory indemnification provisions that are applicable to each

                                                                  Exhibit (h)(1)

         Employee/Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

         The Trust shall provide coverage to each Employee/Executive Officer under its directors and officers liability policy that is appropriate to the Employee/Executive Officer's role and title, and consistent with coverage applicable to other management-level officers;

         An Employee/Executive Officer that serves as a Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, to report matters involving fraud or other failure to meet the standards of applicable law to the audit committee of the Board, or in appropriate circumstances, to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies, (b) a violation of Sarbanes-Oxley or other applicable laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Certifying Officer that is not caused by such Certifying Officer or BISYS.

         Each Employee/Executive Officer that serves as a Certifying Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, the Trust's shareholders or any third party which involves an allegation that any Report failed to meet the standards of applicable laws or that any of the Trust's Certifying Officers failed to exercise their obligations to the Trust in a manner consistent with Sarbanes-Oxley and other applicable laws.

         NOTWITHSTANDING ANY PROVISION OF THE AGREEMENT THAT EXPRESSLY OR BY IMPLICATION PROVIDES TO THE CONTRARY, (a) IT IS EXPRESSLY AGREED AND ACKNOWLEDGED THAT BISYS CANNOT ENSURE THAT THE TRUST COMPLIES WITH SARBANES-OXLEY, AND (b) IF A BISYS EMPLOYEE SERVES AS AN EXECUTIVE OFFICER OF THE TRUST, AS LONG AS SUCH EXECUTIVE OFFICER ACTS IN GOOD FAITH AND IN A MANNER REASONABLY BELIEVED TO BE IN THE BEST INTERESTS OF THE TRUST (AND WOULD NOT OTHERWISE BE LIABLE TO THE TRUST BY REASON OF WILLFUL MISFEASANCE, BAD FAITH, GROSS NEGLIGENCE OR RECKLESS DISREGARD OF THE DUTIES INVOLVED IN THE CONDUCT OF HIS OR HER OFFICE), THE TRUST SHALL INDEMNIFY THE EXECUTIVE OFFICER AND BISYS AND HOLD THE EXECUTIVE OFFICER AND BISYS HARMLESS FROM ANY LOSS, LIABILITY, EXPENSES (INCLUDING REASONABLE ATTORNEYS FEES) AND DAMAGES INCURRED BY THEM ARISING OUT OF OR RESULTING TO THE SERVICE OF SUCH EMPLOYEE/EXECUTIVE OFFICER AS AN EXECUTIVE OFFICER OF THE TRUST.

                                                                  Exhibit (h)(1)

         SCHEDULE E

                        TO THE MASTER SERVICES AGREEMENT

                                     BETWEEN

                         BISYS FUND SERVICES OHIO, INC.

                             AND LEVCO SERIES TRUST

                                      FEES

         The Trust shall pay BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, an Administration, Fund Accounting and Transfer Agent Service fee computed daily at the annual rates set forth below:

                               BUNDLED SERVICE FEE
             TRANSFER AGENT, FUND ADMINISTRATION AND FUND ACCOUNTING

Assets $0 - $500 Million             8 bps
Assets > $500 Million                6 bps
Minimum Complex Fee                  $67,500 per fund per annum
Additional Class Fee per Annum       $5,000

OUT OF POCKET EXPENSE AND MISCELLANEOUS CHARGES

         The Out of Pocket Expenses and Miscellaneous Charges provided for under the Agreement are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of the Agreement.